EXHIBIT 99.1

NEWS RELEASE AS CORRECTED – FEBRUARY 16,2011	Media Contact: Andrew Samuel 717.724.2800	Investor Relations Contact: Brent Smith 717.724.4666

TOWER BANCORP, INC. REPORTS 2010 FINANCIAL RESULTS

Board of Directors Declares Dividend Payable February 28, 2011

2010 HIGHLIGHTS

•

Completion of the First Chester County Corp. Acquisition: On December 10, 2010, Tower Bancorp, Inc. closed on the acquisition of the First Chester County Corporation (“First Chester”) for a total purchase price of $49.9 million. As a result of the merger assets increased by $1.1 billion to $2.7 billion.

•

Successful Common Stock Offering: On December 21, 2010, Tower Bancorp, Inc. closed on a common stock offering which resulted in net offering proceeds of $48.2 million after deducting direct offering expenses. At December 31, 2010, the total risk-based capital ratio equaled 13.29%.

•

Sustained Loan Growth: Loans held for investment increased $933.7 million or 82.0% to $2.1 billion at December 31, 2010 as compared to $1.1 billion for the prior year. This growth consisted of $751.7 million of loans acquired through the First Chester acquisition and internally generated loan growth of $182.0 million, resulting in internal loan growth of 16.0% for the year.

•

Net Interest Income and Margin Growth: Fourth quarter 2010 net interest income increased $3.0 million or 22.2% over the third quarter of 2010 and $5.1 million or 45.1% over the fourth quarter of 2009, to $16.3 million. The net interest margin totaled 3.83% for the fourth quarter of 2010 compared to 3.64% for the third quarter of 2010 and 3.53% for the fourth quarter of 2009.

•

Increase in Non-Interest Income: Non-interest income for the fourth quarter 2010 totaled $4.0 million representing an increase of $932 thousand or 30.2% over the third quarter of 2010 and $689 thousand or 20.7% over the fourth quarter of 2009.

Note Reconciliations of GAAP to Non-GAAP measures can be found in the tables located at the end of this release.

•

Net Income Impacted by Merger: GAAP net income for 2010 decreased by $2.6 million or 71.1% to $1.1 million as compared to $3.7 million for 2009. Operating (Non-GAAP) income remained consistent with the prior year at $6.0 million for 2010 compared to $5.9 million for 2009.

•

Asset Quality: Non-performing assets represented 0.86% of total assets at December 31, 2010 compared to 1.00% at September 30, 2010. The allowance for loan losses as a percentage of non-performing loans equaled 73.4% at December 31, 2010. The adjusted (Non-GAAP) allowance for loan losses, that is the allowance for loan losses adjusted to include the credit quality adjustment on loans purchased, as a percentage of non-performing loans equaled 186.7% at December 31, 2010.

January 26, 2011 HARRISBURG, PA - Tower Bancorp, Inc. (NASDAQ: TOBC) (the “Company”), the parent company of Graystone Tower Bank (the “Bank”), reported net income available to shareholders of $1.1 million or $0.15 per diluted share for the year ended December 31, 2010, a decrease of $2.6 million or 71.1% compared to net income of $3.7 million or $0.72 per diluted share for the year ended December 31, 2009. For the fourth quarter of 2010, the Company recorded a net loss of $4.5 million or ($0.56) per diluted share compared to net income of $2.5 million or $0.35 per diluted share for the third quarter of 2010.

Operating (Non-GAAP) income, that is GAAP net income adjusted for merger-related expenses, restructuring charges, and nonrecurring transactions, totaled $6.0 million or $0.82 per diluted share for the year ended December 31, 2010, an increase of $177 thousand but a decrease of ($0.31) per diluted share when compared to the year ended December 31, 2009. For the fourth quarter of 2010, the Company recorded an operating (non-GAAP) loss of $358 thousand or ($0.04) per diluted share compared to operating (non-GAAP) income of $2.6 million or $0.37 per diluted share for the third quarter of 2010.

“With the successful completion of the First Chester acquisition and the enhanced capital position resulting from our recent stock offering, a strong foundation has been laid for this franchise that we are confident will drive increased performance and growth benefitting our employees, shareholders, customers and communities for many years into the future,” commented Andrew Samuel, Chairman and CEO. “Following these transformational events, our energies are focused on executing our relationship-based community banking strategy in order to realize the full potential of what has been created.”

Board of Directors Declares $0.28 per Share Dividend, Payable on February 28, 2011

Mr. Samuel also reported that the Board of Directors declared a quarterly cash dividend of $0.28 per share, payable on February 28, 2011 to shareholders of record at the close of business on February 14, 2011.

Review of Balance Sheet, Credit Quality and Capital Position

Total assets at December 31, 2010 reached $2.7 billion, representing an increase of $1.3 billion or 86.8% from December 31, 2009. The First Chester acquisition contributed approximately $1.1 billion to the overall asset growth. Total gross loans held for investment were $2.1 billion at December 31, 2010, an increase of $933.7 million or 82.0% compared to December 31, 2009. This increase can be attributed to $751.7 million of loans acquired through the First Chester acquisition and internally generated loans of $182.0 million or 16.0%. Commercial loans showed continued strong internal growth as the balance at December 31, 2010 increased by $162.0 million from December 31, 2009, or 18.6%. On a quarterly basis, gross loans have increased $750.4 million or 56.8%, from $1.3 billion at September 30, 2010 to $2.1 billion at December 31, 2010. This quarterly increase is a result of the loans acquired through the First Chester acquisition. The loans acquired through the First Chester acquisition have been marked to fair value at the date of acquisition which resulted in a total credit fair value adjustment of $51.0 million to the loan balances. Please note that all of the fair value adjustments that have been made by the Company related to the First Chester acquisition resulted in additional goodwill of $4.0 million. These fair value adjustments are considered preliminary as of the date of this release and are subject to change as the Company finalizes all of its fair value determinations. Should the final amounts result in material changes to the amounts disclosed within this release, the Company will provide an updated release.

Total deposits at December 31, 2010 were $2.3 billion, representing an increase of $1.1 billion, or 89.1%, from December 31, 2009. This increase is attributable to $967.9 million of deposits gained through the First Chester acquisition, $65.3 million of non-reciprocal brokered deposits, and $86.8 million of in-market internally generated deposits. Exclusive of deposits acquired from First Chester, brokered deposit growth included $49.8 million of brokered money market deposits indexed to LIBOR and $15.5 million brokered time deposits. Excluding brokered time deposits acquired through the merger with First Chester, brokered time deposits issued during 2010 had original maturities at or greater than five years. The use of brokered deposits is principally an interest rate risk tool. As of December 31, 2010, total non-reciprocal brokered deposits represented 6.4% of total deposits. The $86.8 million of in-market internally generated deposits represent 7.1% growth in deposits over the prior year. Total deposits, excluding time deposits, totaled $1.4 billion at December 31, 2010, an increase of $696.6 million. Of this growth, $49.8 million was generated through brokered money markets and $646.8 million was generated internally from in-market activity. The in-market, internally generated deposits, excluding time deposits, increased 82.3% from December 31, 2009. The Company’s deposit mix continued to be weighted heavily in lower cost demand, savings and money market accounts, which comprised 61.7% of total deposits at December 31, 2010, compared to 65.3% at December 31, 2009. As a result of management’s continued focus on lowering deposit costs, the average cost of deposits decreased by 61 basis points from 2.07% for the year ended December 31, 2009 to 1.46% for the year ended December 31, 2010. At December 31, 2010, the Company had a weighted average cost of deposits of 1.09%.

During the fourth quarter of 2010 the Company completed its acquisition of First Chester at a purchase price of $49.9 million, which is $15.1 million less than the purchase price of $65 million disclosed as the transaction value when the merger was first announced. The final purchase price was adjusted from the original purchase price as a result of a pricing mechanism that adjusted the exchange ratio as overall loan credit quality decreased at First Chester. Following the closing of the First Chester acquisition, the Company completed a $51.2 million common stock offering resulting in net proceeds of $48.2 million. As a result of these two actions, the Company’s Tier 1 Risk-Based Capital and Total Risk-Based Capital Ratios at December 31, 2010 were 11.88% and 13.29%, respectively and exceed the “well capitalized” minimum regulatory requirements of 6.00% and 10.00%, respectively. The Company’s Non-GAAP ratio of tangible common equity to tangible assets was 8.55% at December 31, 2010, compared to 10.21% at December 31, 2009. Cash dividends paid to shareholders during the fourth quarter 2010 were $0.28 per share.

The provision for loan losses was $4.1 million during the fourth quarter, which included a specific reserve of $2.5 million that was placed on a $5.0 million commercial credit that had been criticized during the first quarter of 2010. In working with other lenders involved with this credit, the principal has agreed to refinance the loan with additional collateral and cash flows. It is our current expectation that this will occur in the first quarter of 2011. The Company took $2.8 million in charge-offs during the fourth quarter related to several smaller relationships with no one charge-off exceeding $425 thousand. The charge-offs were not concentrated in one particular category but the culmination of commercial workout resolutions in a few areas. The Company’s loan workout department will continue to pursue recoveries against these amounts. The annualized rate of net charge-offs to average loans for the fourth quarter annualized was 0.71% and 0.36% for the year.

The Company also experienced an increase of $23.3 million in loan delinquencies during the fourth quarter. This total is comprised of $6.9 million in delinquencies from First Chester that did not have specific reserves marked against them and $16.4 million from historical Graystone Tower Bank loans. Although delinquencies increased slightly across several categories, the majority of the increase in delinquencies was in the income producing real estate category. These situations involved projects that had slowed or instances where cash flows remained strained. The expectation is that these situations will be resolved over time as cash flows improve or as collection procedures are initiated.

While provisioning and delinquencies were up at the end of the fourth quarter management is still very pleased with the performance of our credit portfolio. Non-performing assets to total assets at the end of the fourth quarter were 0.86% reflecting a reduction from 1.00% in the third quarter. Although the fourth quarter allowance for loan loss to non performing loans is lower than the industry average at 73.4%, it is important to remember that almost half of the loan portfolio has been marked to market through purchase accounting within the past two years as a byproduct of the First National Bank of Greencastle and First Chester County Corporation mergers. When including general credit fair value adjustments recorded on the loan portfolio and the allowance for loan loss, the reserve against non-performing loans is 186.7% (Non-GAAP) at December 31, 2010.

During the fourth quarter of 2010, non-performing assets increased $7.5 million or 46.2% over the third quarter of 2010. This increase is the result of $8.5 million of non-performing assets acquired through the First Chester acquisition and a $1.0 million decrease from historic Graystone Tower Bank non-performing assets. Acquired loans deemed to be impaired at the time of purchase in accordance with Accounting Standard Codification 310-30-30, previously known as Statement of Position (SOP) 03-3, “Accounting for Certain Loans Acquired in a Transfer” have been recorded at their fair value based on anticipated future cash flows at the time of acquisition and are considered to be performing loans as the Company expects to fully collect the new carrying value (i.e. fair value) of the loans. As such, these loans have been excluded from non-performing assets for all periods discussed.

GAAP requires that expected credit losses associated with loans obtained in an acquisition be reflected at fair value as of each respective acquisition date and prohibits the carryover of the acquired entity’s allowance for loan losses. Accordingly, the Company’s management believes that presentation of the adjusted (Non-GAAP) allowance for loan losses, consisting of the allowance for loan losses plus the credit fair value adjustment on loans purchased in merger transactions, is useful for investors to understand the complete allowance that is recorded as a representation of future expected losses over the Company’s loan portfolio. The details of this calculation and reconciliation of GAAP and Non-GAAP measures are provided in the Selected Financial Data tables found later in this release.

Income Statement Review

Net income for the quarter decreased by $6.6 million from $2.1 million of income for the fourth quarter of 2009 to a loss of $4.5 million for the fourth quarter of 2010. Operating (Non-GAAP) income, representing net income adjusted for merger expenses, restructuring charges and nonrecurring transactions, decreased $2.9 million or ($0.40) per diluted share for the fourth quarter 2010 as compared to the fourth quarter of 2009. Specifically, the operating (non-GAAP) income excludes $1.9 million in after-tax merger expenses and $2.2 million in after-tax restructuring charges for the fourth quarter of 2010. After-tax restructuring charges in the fourth quarter included $1.3 million related to the termination of an agreement with DDMP Advisors LLC, an investment advisory firm in which the Company maintained a 20% equity interest and $939 thousand related to the decision to discontinue the operations of the American Home Bank division acquired in the First Chester merger.

Net income for the year ended December 31, 2010 totaled $1.1 million, a decrease of $2.6 million or ($0.57) per diluted share when compared to the same period in 2009. Operating (Non-GAAP) income increased $177 thousand but decreased ($0.31) per share to $6.0 million for the year ended December 31, 2010 compared to $5.9 million for the same period in 2009. Specifically, operating (non-GAAP) income excludes $2.1 million in after-tax merger expenses, $2.2 million in after-tax restructuring charges and a land impairment charge of $607 thousand on an after-tax basis for the year ended December 31, 2010. Included in both net income and operating (Non-GAAP) income for the quarter and year ended December 31, 2010 are the results of operations for the American Home Bank division of First Chester for the period December 10, 2010 to December 31, 2010. During the fourth quarter of 2010, the Company initiated plans to discontinue the operations of the American Home Bank division which resulted in a significant decrease in revenue generating activities by that division. As a result, the division incurred a $1.4 million after-tax net operating loss since being acquired by the Company.

Net interest income for the fourth quarter of 2010 increased $5.1 million or 45.1% from $11.3 million for the fourth quarter of 2009 to $16.3 million for the fourth quarter of 2010. For the year ended December 31, 2010, net interest income equaled $54.7 million, representing an increase of $18.7 million over 2009. When compared to the fourth quarter of 2009, the net interest margin increased 30 basis points from 3.53% to 3.83%. This increase results primarily from increased volume of interest-earning assets offset by a reduction in average rate received on these assets. Average investments decreased $77.8 million and average loans increased $514.2 million, when compared to the fourth quarter of 2009, while the average rate received on interest earning assets decreased by 8 basis points. Decreases in the investment portfolio were planned as part of the loan funding strategy for 2010. As part of the Company’s merger integration strategy, the majority of positions in the First Chester bond portfolio were liquidated to create a portfolio that reflects the Company’s investment philosophy and risk tolerances. Accordingly, the Company anticipates growing the investment portfolio during the calendar year to reflect the larger size of the Company’s asset base. The average balance of interest-bearing liabilities for the fourth quarter of 2010 increased by $384.4 million but the effect on interest expense was offset by the reduction in the average rate paid by 41 basis points compared to the fourth quarter of 2009.

When comparing the year ended December 31, 2010 net interest income to 2009, the Company experienced growth of $18.7 million due to the increase of the average interest-earning assets of $446.6 million. The net interest margin increased from 3.49% for 2009 to 3.71% for the year ended December 31, 2010, resulting primarily from decreased interest costs on deposits. The average rate received on loans decreased by 33 basis points to 5.64%, which was accompanied by an increase of 20 basis points in the average rate received on investment securities. The average balance of interest-bearing deposits for 2010 increased by $369.1 million, and the average rate paid on these deposits decreased by 61 basis points compared to 2009.

The Company recorded a $4.1 million provision for loan losses for the fourth quarter of 2010, compared to $1.4 million for the fourth quarter of 2009. For the year ended December 31, 2010, the provision for loan losses totaled $9.1 million compared to $5.2 million for 2009. The recorded provision for loan losses is based upon management’s evaluation of risk of losses over the entire loan portfolio. Included in the provision recorded during the fourth quarter of 2010 is a $2.5 million specific reserve related to one troubled credit within our commercial construction portfolio which was identified and disclosed during the first quarter of 2010.

Non-interest income was $4.0 million for the fourth quarter of 2010, which represents 0.85% of average assets on an annualized basis. When compared to the fourth quarter of 2009, non-interest income increased by $689 thousand or 20.7%, primarily due to increases in service charges on deposit accounts of $205 thousand, other service charge income of $476 thousand, and gains on sale of mortgage loans held for sale of $528 thousand. These increases are offset by a decrease in other income of $579 thousand.

Non-interest income for the year ended December 31, 2010 increased $2.8 million over 2009. As a percentage of average assets, non-interest income decreased by 5 basis points during 2010 to 0.71%. The non-interest income growth was driven by service charge income increases of $1.9 million, increased gains on sale of mortgage loans originated for sale of $596 thousand, and additional income earned on bank owned life insurance of $609 thousand, offset by the decline in other income of $498 thousand.

Non-interest expense increased $12.5 million or 126.3% to $22.3 million for the fourth quarter of 2010 from $9.8 million for the fourth quarter of 2009. The Company experienced increases in almost all categories of non-interest expense. The largest increases in non-interest expenses have occurred in salaries and benefits expense, occupancy expenses, professional service fees, merger expenses, and restructuring charges. The rising costs in these areas can be attributed to costs incurred to support branch network expansion, balance sheet growth, and costs associated with the acquisition of First Chester County Corporation. During the quarter, the Company incurred $2.4 million in merger expenses, which is an increase of $2.0 million over the fourth quarter of 2009.

In comparing to the year ended December 31, 2010 to 2009, non-interest expense increased $21.0 million. The largest increases pertain to increased salary and benefit costs of $9.0 million, increased occupancy costs of $2.4 million, increased professional service fees of $866 thousand, increased FDIC insurance premiums of $905 thousand, a land impairment charge of $920 thousand and increased restructuring charges of $2.9 million. Included in restructuring charges are $1.4 million in charges taken with regard to the wind down of the American Home Bank division and a $1.5 million charge related to the termination of our relationship with DDMP Advisors, LLC, an investment services company in which we owned 20% of the corporation, during the fourth quarter of 2010.

Income tax expense for the year ended December 31, 2010 was $990 thousand, which resulted in an effective tax rate of 45.7%, an increase in the effective tax rate from 33.0% for 2009. The increase in effective rate is mostly attributable to non-deductible merger expenses and restructuring charges incurred during 2010 in connection with the First Chester acquisition.

Developments Regarding the American Home Bank Division

As previously disclosed, the Company had initiated a plan during the fourth quarter of 2010 to discontinue the operations of the American Home Bank division (“AHB division”), which generates residential mortgage loans for the purpose of selling those loans to the secondary market. Management’s current plan is to have the majority of all operations cease at the AHB division by the end of the first quarter of 2011 with the completion of wind down occurring by the end of the second quarter of 2011. The Company recognized $1.4 million of restructuring charges through merger and restructuring expense during the fourth quarter of 2010. The Company anticipates recognizing an additional $2.6 million of restructuring costs related to the AHB division in the first quarter of 2011. The AHB division incurred a pre-tax operating loss of approximately $2.1 million from the merger date of December 10, 2010 to December 31, 2010. We expect operating losses will continue during the first quarter of 2011, but at a progressively declining rate. We further anticipate that operating income from the Graystone Mortgage operation will increase as we integrate the portion of the historic AHB operations that complement our Graystone Mortgage business model.

In reviewing the First Chester acquisition, Mr. Samuel stated, “As we discontinue the operations of the AHB division, we acknowledge that we will incur additional operating losses as a necessary cost to eliminate the perceived risk and incompatibility of this business line. We also acknowledge that the pricing mechanism used in the merger with First Chester resulted in a lower purchase price than initially projected. Accordingly, the overall cost of the transaction, including the charges and losses expected in connection with the AHB division, is generally consistent with our original projections and we remain confident in the value of this acquisition and the ability to realize the full amount of earnings accretion that we expected when the transaction was announced. We are excited about the prospect of recognizing these results during the second half of 2011.”

The financial information contained on the following pages provides more detail on the Company’s performance for the quarter-ended December 31, 2010 as compared to quarter-ended September 30, 2010, and the quarter-ended December 31,, 2009 and for the year ended December 31, 2010 compared to December 31, 2009. Additionally, the following pages provide detail on the Company’s financial condition as of December 31, 2010 as compared to September 30, 2010, and December 31, 2009. Persons seeking additional information should refer to the Company’s periodic reports as filed with the Securities and Exchange Commission (SEC).

Supplemental Information – Explanation of Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with GAAP. These measures include tangible assets, tangible common equity, operating income and performance and capital ratios derived from the foregoing. Tangible assets and tangible common equity are derived by reducing the balance of assets and equity, respectively, by the amount of GAAP reported goodwill and other intangible assets. Operating income is calculated by adjusting net income available to common shareholders for merger-related expenses and other nonrecurring transactions that occurred during the period presented, since such expenses are considered by management to be “non-operating” in nature. The Company calculates the return on average tangible equity by excluding the balance of intangible assets and their related amortization expense from the calculation of return on average equity. The Company believes the presentation of these non-GAAP financial measures provide useful supplemental information that is essential to an investor’s proper understanding of the operating results of the Company’s core businesses. The Company’s management uses these non-GAAP financial measures in their analysis of the Company’s performance. These non-GAAP disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of GAAP to non-GAAP measures are included as tables at the end of this release.

About Tower Bancorp, Inc.

Tower Bancorp, Inc. is the parent company of Graystone Tower Bank, a full-service community bank operating 49 branch offices in central and southeastern Pennsylvania and Maryland through three divisions, Graystone Bank, Tower Bank, and 1N Bank. With total assets of approximately $2.7 billion, Tower Bancorp’s unparalleled competitive advantage is its employees and a strong corporate culture paired with a clear vision that provides customers with uncompromising service and individualized solutions to every financial need. Tower Bancorp’s common stock is listed on the NASDAQ Global Select Market under the symbol “TOBC.” More information about Tower Bancorp and its divisions can be found on the internet at www.yourtowerbank.com, www.graystonebank.com and www.towerbancorp.com.

Safe Harbor for Forward-Looking Statements

This document may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of the company’s business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations, including industry consolidation and development of competing financial products and services; interest rate movements; changes in credit quality; inability to achieve merger-related synergies; difficulties in integrating distinct business operations, including information technology difficulties; volatilities in the securities markets; and deteriorating economic conditions, and other risks and uncertainties, including those detailed in Tower Bancorp, Inc.’s filings with the Securities and Exchange Commission (SEC). The statements included herein are valid only as of the date hereof and Tower Bancorp, Inc. disclaims any obligation to update this information.

Selected Financial Highlights

Tower Bancorp, Inc. and Subsidiary

Consolidated Balance Sheets

December 31, 2010, September 30, 2010, and December 31, 2009

(Amounts in thousands, except share data)

	December 31, 2010	September 30, 2010	December 31, 2009
	(unaudited)	(unaudited)
Assets
Cash and due from banks	$219,741	$28,434	$33,955
Federal funds sold	28,738	17,831	16,645

Cash and cash equivalents	248,479	46,265	50,600
Securities available for sale	102,695	145,428	189,853
Restricted investments	14,696	6,254	6,254
Loans held for sale	148,209	12,851	8,034
Loans, net of allowance for loan losses of $14,053, $12,717, and $9,695	2,057,890	1,308,820	1,128,576
Premises and equipment, net	55,738	29,555	29,810
Accrued interest receivable	7,856	5,220	4,974
Deferred tax asset, net	18,635	1,488	1,742
Bank owned life insurance	39,670	37,906	24,606
Goodwill	15,936	11,935	11,935
Other intangible assets, net	7,743	2,871	3,367
Other real estate owned	4,494	879	927
Other assets	25,120	9,369	9,905

Total assets	$2,747,161	$1,618,841	$1,470,583

Liabilities and equity
Liabilities
Deposits:
Non-interest bearing	$301,210	$125,174	$119,116
Interest bearing	1,998,688	1,230,543	1,097,353

Total deposits	2,299,898	1,355,717	1,216,469
Securities sold under agreements to repurchase	6,605	7,102	6,892
Short-term borrowings	55,039	5,037	5,292
Long-term debt	87,800	72,398	65,689
Accrued interest payable	1,950	1,084	1,090
Other liabilities	37,959	11,667	11,259

Total liabilities	2,489,251	1,453,005	1,306,691

Equity
Common stock, no par value; 50,000,000 shares authorized; 12,074,757 issued and 11,971,399 outstanding at December 31, 2010, 7,287,158 issued and 7,183,800 outstanding at September 30, 2010, and 7,226,041 shares issued and 7,122,683 outstanding at December 31, 2009	—	—	—
Additional paid-in capital	271,476	173,175	172,409
Accumulated deficit	(10,970)	(4,431)	(4,025)
Accumulated other comprehensive income	251	1,143	(414)
Less: cost of treasury stock, 103,358 at December 30, 2010, September 30, 2010, and December 31, 2009	(4,093)	(4,093)	(4,093)

Total stockholders' equity	256,664	165,794	163,877
Non-controlling interests	1,246	42	15

Total equity	257,910	165,836	163,892

Total liabilities and equity	$2,747,161	$1,618,841	$1,470,583

Tower Bancorp, Inc. and Subsidiary

Consolidated Statements of Operations

Three Months Ended December 31, 2010, September 30, 2010 and December 31, 2009 and

Year Ended December 31, 2010 and 2009

(Amounts in thousands, except share data)

	For the Three Months Ended			For the Year Ended
	December 31, 2010	September 30, 2010	December 31, 2009	December 31, 2010	December 31, 2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest income
Loans, including fees	$21,080	$17,852	$15,515	$72,713	$54,304
Securities	765	1,020	1,021	3,988	1,956
Federal funds sold and other	25	24	40	122	123

Total interest income	21,870	18,896	16,576	76,823	56,383
Interest expense
Deposits	4,411	4,492	4,581	18,056	17,963
Short-term borrowings	77	177	94	559	398
Long-term debt	1,037	856	637	3,539	2,067

Total interest expense	5,525	5,525	5,312	22,154	20,428

Net interest income	16,345	13,371	11,264	54,669	35,955
Provision for loan losses	4,100	1,600	1,400	9,050	5,216

Net interest income after provision for loan losses	12,245	11,771	9,864	45,619	30,739
Noninterest income
Service charges on deposit accounts	855	832	650	3,232	2,156
Other service charges, commissions and fees	1,132	581	656	2,920	2,131
Gain on sale of mortgage loans originated for sale	867	656	339	2,117	1,521
Gain on sale of other interest earnings assets	294	265	179	554	364
Income from bank owned life insurance	253	599	309	1,643	1,034
Other income	612	148	1,191	1,124	1,622

Total Noninterest income	4,013	3,081	3,324	11,590	8,828
Noninterest expenses
Salaries and employee benefits	8,889	5,554	4,318	24,885	15,841
Occupancy and equipment	2,647	1,805	1,815	7,883	5,479
Amortization of intangible assets	160	160	178	656	532
FDIC insurance premiums	1,152	564	427	2,652	1,747
Advertising and promotion	347	231	550	1,087	972
Data processing	623	740	636	2,518	2,050
Professional service fees	824	385	312	2,021	1,155
Impairment on fixed assets	—	—	—	920	—
Other operating expenses	2,412	1,497	1,279	6,822	4,136
Restructuring charges	2,920	—	—	2,920	—
Merger related expenses	2,373	117	358	2,677	2,080

Total Noninterest expenses	22,347	11,053	9,873	55,041	33,992

(Loss) Income before income taxes	(6,089)	3,799	3,315	2,168	5,575

Income tax (benefit) expense	(1,657)	1,283	1,254	990	1,842

(Loss) income	(4,432)	2,516	2,061	1,178	3,733
Less: income (loss) from non-controlling interest	80	14	5	106	24

Net income (loss)	$(4,512)	$2,502	$2,056	$1,072	$3,709

Per share data
Net income per shares
Basic	$(0.56)	$0.35	$0.29	$0.15	$0.72
Diluted	$(0.56)	$0.35	$0.29	$0.15	$0.72
Dividends declared	$0.28	$0.28	$0.28	$1.12	$0.84

Weighted average common shares outstanding
Basic	8,026,746	7,144,685	7,114,900	7,359,478	5,156,078
Diluted	8,026,746	7,144,721	7,115,386	7,361,774	5,161,325

Tower Bancorp, Inc. and Subsidiary

Yields on Average Interest-Earning Assets and Interest-Bearing Liabilities

Three months ended December 31, 2010 and 2009

(Amounts in thousands, except for rate data)

	For the Three Months Ended December 31,
	2010			2009
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Interest-earning assets:
Federal funds sold and other	$20,492	$25	0.48%	$25,963	$40	0.61%
Investment securities (1)	128,888	813	2.50%	206,716	1,043	2.00%
Loans	1,548,875	21,080	5.40%	1,034,631	15,515	5.95%

Total interest-earning assets	1,698,255	21,918	5.12%	1,267,310	16,598	5.20%

Other assets	166,923			143,155

Total assets	$1,865,178			$1,410,465

Interest-bearing liabilities:
Interest-bearing non-maturity deposits	$894,231	1,547	0.69%	$653,672	2,080	1.26%
Time deposits	534,290	2,864	2.13%	403,085	2,501	2.46%
Borrowings	87,230	1,114	5.07%	74,624	731	3.89%

Total interest-bearing liabilities	1,515,751	5,525	1.45%	1,131,381	5,312	1.86%

Demand deposits	133,767			98,548
Other liabilities	24,826			15,969
Stockholders' equity	190,834			164,566

Total liabilities and stockholders' equity	$1,865,178			$1,410,464

Net interest spread			3.67%			3.33%
Net interest income and interest rate margin FTE		16,393	3.83%		11,286	3.53%

Tax equivalent adjustment		(48)			(22)

Net interest income		16,345			11,264

Ratio of average interest-earning assets to average interest-bearing liabilities	112.0%			112.0%

(1)	The average yields for investment securities available for sale are reported on a fully taxable-equivalent basis at a rate of 34% for 2010 and 2009.

(2)	Average loan balances include non-accrual loans.

Tower Bancorp, Inc. and Subsidiary

Yields on Average Interest-Earning Assets and Interest-Bearing Liabilities

Years Ended December 31, 2010 and 2009

(Amounts in thousands, except for rate data)

	For the Year Ended December 31,
	2010			2009
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
	(in thousands)
Interest-earning assets:
Federal funds sold and other	$20,131	$122	0.61%	$32,565	$123	0.38%
Investment securities (1)	167,878	4,171	2.48%	88,961	2,024	2.28%
Loans	1,289,625	72,713	5.64%	909,476	54,304	5.97%

Total interest-earning assets	1,477,634	77,006	5.21%	1,031,002	56,451	5.48%

Other assets	154,162			128,214

Total assets	$1,631,796			$1,159,216

Interest-bearing liabilities:
Interest-bearing non-maturity deposits	$785,619	8,017	1.02%	$503,998	7,640	1.52%
Time deposits	453,069	10,039	2.22%	365,623	10,323	2.82%
Borrowings	86,078	4,098	4.76%	68,053	2,465	3.62%

Total interest-bearing liabilities	1,324,766	22,154	1.67%	937,674	20,428	2.18%

Demand deposits	121,855			83,362
Other liabilities	6,772			23,144
Stockholders' equity	178,402			115,036

Total liabilities and stockholders' equity	$1,631,796			$1,159,216

Net interest spread			3.54%			3.30%
Net interest income and interest rate margin FTE		54,852	3.71%		$36,023	3.49%

Tax equivalent adjustment		(183)			(68)

Net interest income		$54,669			$35,955

Ratio of average interest-earning assets to average interest-bearing liabilities	111.5%			110.0%

(1)	The average yields for investment securities available for sale are reported on a fully taxable-equivalent basis at a rate of 34% for 2010 and 2009.

(2)	Average loan balances include non-accrual loans.

Tower Bancorp, Inc. and Subsidiary

Selected Financial Information

(Dollars in thousands, except share data and ratios)

(Unaudited)

	December 31, 2010	September 30, 2010	December 31, 2009
Selected Balance Sheet Data:
Loans held for investment	$2,071,943	$1,321,537	$1,138,271
Loans held for sale	148,209	12,851	$8,034

Allowance for loans losses	$14,053	$12,717	$9,695
Credit quality adjustment on loans purchased (1)	21,693	1,509	2,942

Adjusted (Non-GAAP) allowance for loan losses	$35,746	$14,226	$12,637

Total assets	$2,747,161	$1,618,841	$1,470,583
Total deposits	2,299,898	1,355,717	1,216,469
Total borrowings and securities sold under agreements to repurchase	149,444	84,537	77,873
Total stockholders' equity	256,664	165,794	163,877
Goodwill and other intangible assets	23,679	14,806	15,302
Tangible equity - Non-GAAP (9)	232,985	150,988	148,575
Tangible assets - Non-GAAP (9)	2,723,482	1,604,035	1,455,281

Shares outstanding at period end	11,971,399	7,183,800	7,122,683

	For the Three Months Ended			For the Year Ended
	December 31, 2010	September 30, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Selected Income Statement Data:
Interest income	$21,870	$18,896	$16,576	$76,823	$56,383
Interest expense	5,525	5,525	5,312	22,154	20,428

Net interest income	16,345	13,371	11,264	54,669	35,955
Provision for loan losses	4,100	1,600	1,400	9,050	5,216
Noninterest income	4,013	3,081	3,324	11,590	8,828
Noninterest expense	22,347	11,053	9,873	55,041	33,992

Net (loss) income before income taxes	(6,089)	3,799	3,315	2,168	5,575
Income tax expense	(1,657)	1,283	1,254	990	1,842
Less: Income (loss) from non-controlling interest	80	14	5	106	24

Net (loss) income	$(4,512)	$2,502	$2,056	$1,072	$3,709

Operating (loss) Income - Non-GAAP (9)	$(358)	$2,619	$2,555	$6,034	$5,857

Per Share Data:
Weighted average shares outstanding - basic	8,026,746	7,144,685	7,114,900	7,359,478	5,156,078
Weighted average shares outstanding - diluted	8,026,746	7,144,721	7,115,386	7,361,774	5,161,325
Book value per share	$21.44	$23.08	$23.01	$21.44	$23.01
Tangible book value per share - Non-GAAP (9)	$19.46	$21.02	$20.86	$19.46	$20.86
Basic (loss) earnings per share	$(0.56)	$0.35	$0.29	$0.15	$0.72
Diluted (loss) earnings per share	$(0.56)	$0.35	$0.29	$0.15	$0.72

Diluted operating (loss) income per share - Non-GAAP (9)	$(0.04)	$0.37	$0.36	$0.82	$1.13

	For the Three Months Ended			For the Year Ended
	December 31, 2010	September 30, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Performance Ratios:
Return on average assets	-0.96%	0.62%	0.58%	0.07%	0.32%
Return on average equity	-9.38%	5.98%	4.96%	0.60%	3.22%
Return on average tangible equity (Non-GAAP) (9)	-9.82%	6.99%	5.96%	1.06%	4.09%
Net interest margin	3.83%	3.64%	3.53%	3.71%	3.49%
Efficiency ratio (2)	109.77%	67.32%	67.68%	83.07%	75.90%
Non-interest income to average assets	0.85%	0.76%	0.93%	0.71%	0.76%
Non-interest expenses to average assets	4.75%	2.74%	2.78%	3.37%	2.93%

Operating Performance Ratios (Non-GAAP) (9):
Return on average assets	-0.08%	0.65%	0.72%	0.37%	0.51%
Return on average equity	-0.74%	6.26%	6.16%	3.38%	5.09%
Return on average tangible equity (Non-GAAP)	-0.45%	7.30%	7.29%	4.01%	6.15%
Net interest margin	3.83%	3.64%	3.53%	3.71%	3.49%
Efficiency ratio (2)	89.37%	66.61%	64.26%	75.58%	71.11%
Non-interest income to average assets	0.85%	0.76%	0.93%	0.71%	0.76%
Non-interest expenses to average assets	3.63%	2.72%	2.68%	2.97%	2.70%

			December 31, 2010	September 30, 2010	December 31, 2009
Asset Quality Ratios:
Allowance for loan losses to total loans (6)			0.65%	0.96%	0.85%
Adjusted (Non-GAAP) allowance for loan losses to total loans (6) (8)			1.66%	1.07%	1.11%
Non-accrual loans to total loans (6) (7)			0.82%	1.04%	0.41%
Net charge-offs to average loans (3)			0.71%	0.16%	0.11%
Non-performing assets to total assets (4)			0.86%	1.00%	0.53%
Non-performing loans to total loans (5) (6)			0.89%	1.15%	0.60%
Allowance for loan losses to non-performing loans (5)			73.40%	83.20%	142.07%
Adjusted (Non-GAAP) allowance for loan losses to non-performing loans (5) (8)			186.69%	93.07%	185.18%

Capital Ratios:
Total capital (to risk-weighted assets)			13.29%	13.18%	14.43%
Tier 1 capital (to risk-weighted assets)			11.88%	11.12%	13.58%
Tier 1 capital (to average assets)			13.48%	9.45%	11.13%
Tangible equity to tangible assets - Non-GAAP (9)			8.55%	9.41%	10.21%

(1)	The credit fair value adjustment relates to the risk of credit loss related to the non-impaired portfolio of purchased loans acquired through the merger between Tower Bancorp. Inc. and Graystone Financial Corp and loan acquired through the acquisition of First Chester County Corporation. It does not include the credit fair value adjustment of purchased impaired loans accounted for under ASC 310-30 (Statement of Position (SOP) 03-3).
(2)	Efficiency ratio is calculated as total non-interest expense divided by the total of net interest income and non-interest income.
(3)	Calculated as the annualized net loans charged off during the quarter ended divided by the average loans outstanding for the same quarter.
(4)	Non-performing assets equals the sum of non-accrual loans, loans past due 90 days or greater that are still accruing, and other real estate owned. Purchased impaired loans accounted for under ASC 310-30 are excluded from non-performing assets.
(5)	Non-performing loans equals the sum of non-accrual loans and loans past due 90 days or greater that are still accruing. Purchased impaired loans accounted for under ASC 310-30 are excluded from non-performing loans.
(6)	Total loans excludes purchased impaired loans accounted for under ASC 310-30 acquired as part of mergers and acquisitions. The total balance of these loans, net of fair value mark, is $59,059 as of December 31, 2010, $6,469 as of September 30, 2010, and $6,200 as of December 31, 2009.
(7)	Non-accrual loans equals the sum of loans that have been placed on non-accrual status. Purchased impaired loans accounted for under ASC 310-30 are excluded from non-accrual loans.
(8)	Adjusted (Non-GAAP) allowance for loan losses include the allowance for loan loss and the credit fair value adjustment to the risk of credit loss related to the non-impaired portfolio of purchased loans acquired through mergers and acquisitions.
(9)	This measure is considered to be a Non-GAAP measure. See the reconciliation of GAAP to Non-GAAP measures in the tables at the end of this release.

Tower Bancorp, Inc. and Subsidiary

Loan and Deposit Detail

(Dollars in thousands)

	December 31, 2010	September 30, 2010	December 31, 2009
	(Unaudited)	(Unaudited)
Loan Detail:
Commercial:
Industrial	$916,360	$707,114	$599,708
Real estate	441,243	179,064	159,948
Construction	185,424	138,863	102,017
Consumer:
Home equity	196,498	85,921	49,239
Other	52,412	34,100	36,271
Residential mortgage	279,944	176,555	191,277

Total Loans	2,071,881	1,321,647	1,138,460
Deferred costs (fees)	62	(80)	(189)
Allowance for loan losses	(14,053)	(12,717)	(9,695)

Net Loans	$2,057,890	$1,308,820	$1,128,576

	December 31, 2010	September 30, 2010	December 31, 2009
	(Unaudited)	(Unaudited)
Deposit Detail:
Non-interest bearing transaction accounts	$301,210	$125,174	$119,116
Interest checking accounts	305,701	124,106	110,356
Money market accounts	651,760	604,151	477,292
Savings accounts	160,305	70,138	87,117
Time deposits	880,922	432,148	422,588

Total	$2,299,898	$1,355,717	$1,216,469

Tower Bancorp, Inc. and Subsidiary

Allowance for Loan Losses Quarterly Rollforward

(Dollars in thousands)

	December 31, 2010	September 30, 2010	December 31, 2009
	(Unaudited)	(Unaudited)
Balance, beginning of quarter	$12,717	$11,619	$8,390
Provision for loan losses	4,100	1,600	1,400
Charge-offs
Commercial:
Industrial	(1,460)	(113)	(119)
Real estate	(574)	—	—
Construction	(431)	—	—
Consumer:	—
Home equity	(55)	(65)	—
Other	—	(62)	—
Residential mortgage	(255)	(271)	—

Total charge-offs	(2,775)	(511)	(119)

Recoveries
Commercial:
Industrial	7	6	12
Real estate	—	—	6
Construction	—	—	6
Consumer:	—
Home equity	—	—	—
Other	3	1	—
Residential mortgage	1	2	—

Total recoveries	11	9	24

Net charge-offs	(2,764)	(502)	(95)

Balance, end of quarter	$14,053	$12,717	$9,695

Tower Bancorp, Inc. and Subsidiary

Non-Performing Assets Detail

(Dollars in thousands)

	December 31, 2010	September 30, 2010	December 31, 2009
	(Unaudited)	(Unaudited)
Non-accrual loans
Commercial:
Industrial	$6,319	$4,697	$2,646
Real estate	2,426	1,643	464
Construction	6,011	5,235	298
Consumer:
Home equity	115	54	—
Other	67	70	320
Residential mortgage	2,784	2,058	990

Total non-accrual loans	17,722	13,757	4,718
Accruing loans greater than 90 days past due
Commercial:
Industrial	—	—	356
Real estate	5	—	277
Construction	—	—	—
Consumer:
Home equity	351	293	303
Other	251	264	51
Residential mortgage	818	972	1,119

Total accruing loans greater than 90 days past due	1,425	1,529	2,106
Non-performing loans	19,147	15,286	6,824
Other real estate owned	4,494	879	927

Non-performing assets	$23,641	$16,165	$7,751

	December 31, 2010	September 30, 2010	December 31, 2009
	(Unaudited)	(Unaudited)
Accruing loans 30 to 89 days past due	$30,865	$11,388	$11,725
Accruing loans greater than 90 days past due	1,425	1,529	2,106
Non-accrual loans	17,722	13,757	4,718

Total delinquencies	$50,012	$26,674	$18,549

Tower Bancorp, Inc. and Subsidiary

Reconciliation of GAAP to Non-GAAP Measures

(Dollars in thousands, except share data and ratios)

(Unaudited)

			December 31, 2010	September 30, 2010	December 31, 2009
Reconciliation of Non-GAAP Balance Sheet Data:
Total assets - GAAP			$2,747,161	$1,618,841	$1,470,583
Less: Goodwill and other intangible assets			23,679	14,806	15,302

Total tangible assets - Non-GAAP			$2,723,482	$1,604,035	$1,455,281

Total Stockholders' equity - GAAP			$256,664	$165,794	$163,877
Less: Goodwill and other intangible assets			23,679	14,806	15,302

Tangible equity - Non-GAAP			$232,985	$150,988	$148,575

	For the Three Months Ended			For the Year Ended
	December 31, 2010	September 30, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Reconciliation of Non-GAAP Income Statement Data:
Net (loss) income - GAAP	$(4,512)	$2,502	$2,056	$1,072	$3,709
Plus: Merger related expenses	2,373	117	358	2,677	2,080
Plus: Restructuring charges	2,920	—	—	2,920	—
Plus: Impairment of fixed assets	—	—	—	920	—
Plus: FDIC special assessment fees	—	—	—	—	580
Plus: Deferred tax asset writedown related to stock compensation	—	—	181	—	181
Less: Tax effect of adjustments	(1,139)	—	(40)	(1,555)	(693)

Operating (loss) income - Non-GAAP	$(358)	$2,619	$2,555	$6,034	$5,857

Per Share Data:
Book value per share - GAAP	$21.44	$23.08	$23.01	$21.44	$23.01
Per share effect of intangible assets	(1.98)	(2.06)	(2.15)	(1.98)	(2.15)

Tangible book value per share - Non-GAAP	$19.46	$21.02	$20.86	$19.46	$20.86

Diluted (loss) earnings per share - GAAP	$(0.56)	$0.35	$0.29	$0.15	$0.72
Plus: Per share impact of merger related expenses	0.30	0.02	0.05	0.36	0.40
Plus: Per share impact of restructuring charges	0.36	—	—	0.40	—
Plus: Per share impact of impairment on fixed assets	—	—	—	0.12	—
Plus: Per share impact of FDIC special assessment fees	—	—	—	—	0.11
Plus: Per share impact of deferred tax asset writedown related to stock compensation	—	—	0.03	—	0.03
Less: Per share impact of tax effect of adjustments	(0.14)	—	(0.01)	(0.21)	(0.13)

Diluted operating (loss) income per share - Non-GAAP	$(0.04)	$0.37	$0.36	$0.82	$1.13

Tower Bancorp, Inc. and Subsidiary

Reconciliation of GAAP to Non-GAAP Measures

(Dollars in thousands, except share data and ratios)

(Unaudited)

	For the Three Months Ended			For the Year Ended
	December 31, 2010	September 30, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Performance Ratios:
Return on average assets - GAAP	-0.96%	0.62%	0.58%	0.07%	0.32%
Effect of Non-GAAP adjustments to net (loss) income	0.88%	0.03%	0.14%	0.30%	0.19%

Operating return on average assets - Non-GAAP	-0.08%	0.65%	0.72%	0.37%	0.51%

Return on average equity - GAAP	-9.38%	5.98%	4.96%	0.60%	3.22%
Effect of Non-GAAP adjustments to net (loss) income	8.64%	0.28%	1.20%	2.78%	1.87%

Operating return on average equity - Non-GAAP	-0.74%	6.26%	6.16%	3.38%	5.09%

Return on average tangible equity - GAAP	-9.82%	6.99%	5.96%	1.06%	4.09%
Effect of Non-GAAP adjustments to net (loss) income	9.37%	0.31%	1.33%	2.97%	2.06%

Return on average tangible equity - Non-GAAP	-0.45%	7.30%	7.29%	4.01%	6.15%

Efficiency ratio - GAAP	109.77%	67.32%	67.68%	83.07%	75.90%
Effect of Non-GAAP adjustments to net (loss) income	-20.40%	-0.71%	-3.42%	-7.49%	-4.79%

Operating efficiency ratio - Non-GAAP	89.37%	66.61%	64.26%	75.58%	71.11%

Non-interest expenses to average assets - GAAP	4.75%	2.74%	2.78%	3.37%	2.93%
Effect of Non-GAAP adjustments to net (loss) income	-1.12%	-0.02%	-0.10%	-0.40%	-0.23%

Operating non-interest expenses to average assets - Non-GAAP	3.63%	2.72%	2.68%	2.97%	2.70%

			September 30, 2010	June 30, 2010	December 31, 2010
Asset Quality Ratios
Allowance for loan loss to total loans - GAAP			0.65%	0.96%	0.85%
Effect on Non-GAAP adjustment			1.01%	0.11%	0.26%

Operating Allowance for loan loss to total loans			1.66%	1.07%	1.11%

Allowance for loan loss to non performing loans - GAAP			73.40%	83.20%	142.07%
Effect on Non-GAAP adjustment			113.29%	9.87%	43.11%

Operating allowance for loan loss to non-performing loans			186.69%	93.07%	185.18%

			December 31, 2010	September 30, 2010	December 31, 2009
Capital Ratios:
Total equity to total assets - GAAP			9.34%	10.24%	11.14%
Effect of intangible assets			-0.79%	-0.83%	-0.93%

Tangible common equity to tangible assets - Non-GAAP			8.55%	9.41%	10.21%